FORM 8-A/A

                                AMENDMENT NO. 1
                     To Registration Statement on Form 8-A
                             dated October 2, 1987
                                  relating to
                        Preferred Stock Purchase Rights


                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                      Pursuant to Section 12(b) or (g) of
                      THE SECURITIES EXCHANGE ACT OF 1934

                          FOSTER WHEELER CORPORATION
              (Exact name of registrant as specified in charter)

                    New York                             13-1855904
           (State of incorporation or         (I.R.S. Employer Identification
                 organization)                              No.)


            Perryville Corporate Park                    08809-4000
            Clinton, New Jersey                          (Zip Code)
        (Address of principal executive
                    offices)

Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each Class to be         Name of each exchange on which
                 so registered               each is to be registered


            Rights to Purchase Series A           New York Stock Exchange
            Junior Participating
            Preferred Stock

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ( )

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
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Instruction A.(d), please check the following box.  ( )

Securities to be registered pursuant to Section 12(b) of the Act:

                                     None

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None

The undersigned registrant hereby amends the following items and exhibits or other portions of its Registration Statement on Form 8-A as follows:

     1.   Item 1.  Description of Registrant's Securities to be Registered.

     Item 1 is hereby amended by adding the following paragraph:

     On September 30, 1997, the Company amended and restated (the "Restatement") the Rights Agreement dated as of September 22, 1987 between the Company and Chase Mellon Shareholder Services, L.L.C., as successor Rights Agent for The Bank of New York, as heretofore amended by Amendment No. 1 dated as of July 25, 1995 (as so amended and restated, the "Rights Agreement"). The Restatement, among other things, extended the expiration of the Rights Agreement from October 2, 1997 until October 2, 2007 and increased the exercise price of the Rights from $75.00 to $175.00. For a complete description of the Rights Agreement, please see the Rights Agreement and the Revised Summary of Rights to Purchase Preferred Shares, each of which is attached hereto and made a part hereof.

     2.   Item 2.   Exhibits.

     Item 2 is hereby amended by adding new Exhibit 1.2 as follows:

     Exhibit 1.2 The Amended and Restated Rights Agreement dated as of September 30, 1997, between Foster Wheeler Corporation and Chase Mellon Shareholder Services, L.L.C., as Rights Agent, which includes the Form of Right Certificate and the Revised Summary of Rights to Purchase Preferred Shares.

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  October 1, 1997                      FOSTER WHEELER CORPORATION


                                        By:  /s/ Richard J. Swift
                                             --------------------
                                             Name:  Richard J. Swift
                                             Title:  Chairman, President,
                                                     Chief Executive Officer
                                                     and Director
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